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                                                                     EXHIBIT 2.4

                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS
                   -----------------------------------------

This Agreement, hereinafter "Agreement" or "Contract," among Teledyne Electronic Technologies, a division of Teledyne Technologies Incorporated (Buyer), a Delaware corporation, having an office at 12525 Daphne Avenue, Hawthorne, California 90250-3384 and Electronic Specialty Corporation, (Seller), a Washington corporation, having its principal office at, 14511 NE 13/th/ Ave. Vancouver, Washington, also referred individually as a "Party" and together as the "Parties."

Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, all the assets, tooling, intellectual property, and inventory of Seller listed on Exhibits I,
                                                                           --
II, and III, in exchange for the cash to be paid by the Buyer.
-----------

In consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the Parties agree as follows:

1. Subject to the terms and conditions set forth in this Agreement, Seller will sell, convey, transfer, assign, and deliver exclusively to Buyer, and Buyer will purchase from Seller, all of the Seller's rights title and interests in the Series 12, 30, 40, 50, 55, 61, 68, 71, 77, 79, 80, 90, 92, 93, 94, 97, 98, 99,
100, 102, 103, 104, 300, F, H, and T relays, hereinafter referred to as
"Relays".   Relays includes all of the assets tooling, intellectual property, of
Seller's Relay Operations of every kind, character, and description, whether tangible, intangible, personal, or mixed, and wherever located (all of which are sometimes collectively referred to as the "Assets") listed on Exhibits I, II, and III, delivered "as is" without warranty of any kind, including without limitation any warranty as to condition, performance, merchantability, or fitness for purpose.

2. As full payment for the transfer of the Assets to Buyer, Buyer must deliver at the Closing (as defined in provision 8 herein) a check, payable to the order of Pacific Aerospace & Electronics in the amount of $400,000.00 in US funds, allocation to be done separately as follows:

          I.  Inventory for resale by Buyer       $
          II. Equipment (except compressors)
          III Intellectual Property               ____________

                                                  $400,000.00

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3.  The inventories of raw materials, work in process, and finished goods
(collectively called inventories) shown on Exhibit I consist of items that are usable and salable in the ordinary course of business by Seller. Except for sales made in the ordinary course of business since the date of this Agreement,
all the inventories are the property of Seller.   At closing, no items will be
subject to security interest, or any other lien or claim.

4. Exhibit II contains a description of the machinery, equipment, furniture, supplies, tools, dies, jigs, molds, patterns, drawings, work in process, finished goods, and other tangible personal property owned by, in the possession of, or used by Seller in connection with the Relays. No personal property used by either Seller in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is other than in the possession and under the control of Seller. The tangible personal property reflected in Exhibits I, II, & III
                                                                ------------
constitutes all such tangible personal property necessary for the manufacture and sale by Seller of the Relays product line covered by this Agreement.

5. Exhibit III to this Agreement is a complete and accurate schedule of all intellectual property consisting principally of Drawings and Assembly Instructions owned by Seller and used by Seller in manufacturing the Relays. To the best of Seller's knowledge, the manufacture, use, or sale of the inventions, models, designs, and systems covered by such intellectual property listed in
Exhibit III do not violate or infringe on any patent or any proprietary or personal right of any person, firm, or Seller. To the best of Seller's knowledge, Seller has not infringed nor is it now infringing any patent or other right, included within Exhibit III, which belongs to any person, firm, or entity. Seller is not a Party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret, or formula related the Relays. Seller has the right and authority to use and to transfer to Buyer such inventions, trade secrets, processes, models, designs, and formulas as are necessary to enable Buyer to continue to conduct the manufacture, use, and sale of the Relays and derivative products.

6. Seller has good and marketable title to all the Assets and interests in Assets, whether personal, mixed, tangible, or intangible, which constitute all the Assets and interests in Assets that are the subject of this Agreement. All of these Assets are, or will be at closing, free and clear of restrictions on or conditions to transfer or assignment, and of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions.

                                  Page 2 of 7
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7.   Seller has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any persons, other than Seller, are necessary in connection with entering into and performing this Agreement other than consents to be obtained by Seller prior to closing. The execution and delivery of this Agreement by Seller has been duly authorized by all necessary corporate action on the part of Seller.

7a. Buyer has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any persons, other than Buyer, are necessary in connection with entering into and performing this Agreement, other than consents to be obtained by buyer prior to closing. The execution and delivery of this Agreement by Buyer has been duly authorized by all necessary corporate action on the part of Buyer.

8. The execution and delivery of this Agreement by Seller and the performance of its covenants and obligations under it, have been duly authorized by all necessary corporate action, and Seller will deliver to Buyer copies of all resolutions pertaining to that authorization, certified by the secretary of the Seller, at closing.

9. The transfer of the Assets by Seller to Buyer (the Closing) will take place at the Seller's facility in Vancouver, Washington on or before March 9, 2001, or at such other time as the parties may agree to in writing.

Seller shall tender the Assets to Buyer at Seller's facility and shall cooperate with and assist Buyer in removing of all the Assets from Seller's facility in a safe and sound manner and condition at Buyer's risk.

Buyer shall be responsible for packing and shipping the Assets at it's own risk.

10. Each Party warrants that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement, and, as far as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

11. Seller agrees not to compete directly or indirectly with Buyer in the Relay business, or to own any interest greater than 5% in or participate in any business that competes with the Buyer in the Relays business. This covenant shall continue so long as the Buyer conducts a like business, but not more than three (3) years from the date of this Agreement.

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12.  Seller and Buyer each indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying Party.

13. Each Party will pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated in this Agreement.

14. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties with respect to the subject matter of this Agreement. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the Parties.

15. This Agreement may be executed simultaneously in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

16. If any legal action, arbitration, or other proceeding is brought for the enforcement of this Agreement, or because of a dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled.

17. This Agreement is solely for the purchase of the identified Assets. Buyer assumes no liability for Seller's business, contracts, or any of its liabilities, liens, debts, charges or encumbrances. Buyer assumes no liability for any warranty that may have been extended by Seller from time to time on its products. Buyer assumes no liability, and Seller indemnifies Buyer for any costs and judgments arising out of any claims, lawsuits, liens, or responsibility, which may arise based upon products manufactured and sold by Seller prior to closing.

18. No representations or warranties whatever are made by any Party except as specifically set forth in this Agreement, or in an instrument, certificate, opinion, or other writing provided for in this Agreement. All statements contained in any of these instruments, certificates, opinions, or other writings will be considered to be warranties under this Agreement. The representations, warranties, and indemnities made by the Parties in this Agreement provided for in the covenants and agreements to be performed or complied with by the respective Parties under it

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before the closing date, will be continuing and will expire on the Closing.

19. All notices, requests, demands, and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the Party to whom notice is to be given, or on the second day after mailing if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Seller:   Electronic Specialty Corporation
          14511 NE 13/th/ Ave.
          Vancouver, WA 98685

          Attention: President

          With a copy to:
          Pacific Aerospace & Electronics, Inc.
          430 Olds Station Road
          Wenatchee, WA 98801

          Attention: U.S. Electronics Group President


Buyer:    Teledyne Electronic Technologies
          12525 Daphne Avenue
          Hawthorne, CA 90250-3384

          Attention: General Manager

20. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the Parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the Parties.

21. Except as may otherwise be required by law, neither Party to this Agreement shall, without the other Party's prior written consent, which consent shall not be unreasonably withheld, (i) make any news releases, public announcements, denials or confirmations of this Agreement, other than in the Party's SEC reports or filings; or (ii) in any manner advertise or publish the fact that they have contracted hereunder; or (iii) disclose the contents of this Agreement, directly or indirectly to any person or organization, other than the Party's legal counsel, accountants, financial advisors, or lenders or (iv) disclose the information, data or drawings purchased under this Agreement to any person or organization.

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     IN WITNESS WHEREOF, the Parties to this Agreement have duly executed it on the day and year first above written.


TELEDYNE ELECTRONIC TECHNOLOGIES  ELECTRONIC SPECIALTY CORPORATION

By   /s/ Hamid R. Emami          By   /s/ Lewis L. Wear
   ----------------------------     --------------------------
Name:  Hamid R. Emami            Name:  Lewis L. Wear

Title: General Manager of        Title: U.S. Electronics Group
       Teledyne Relays                  President

Date:  16 February, 2001         Date:  21 February 2001

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The following Exhibits and Schedules are omitted from the Agreement for Purchase and Sale of Assets between Teledyne Electronic Technologies, a division of Teledyne Technologies Incorporated, and Pacific Aerospace & Electronics, Inc., filed as Exhibit 2.4 to the foregoing report on Form 10-K, pursuant to Regulation S-K, item 601(b)(2). The Company agrees to furnish supplementally a copy of the omitted exhibit to the Securities and Exchange Commission upon request.

Exhibits
--------

Exhibit I      Inventory for Resale by Buyer
Exhibit II     Equipment
Exhibit III    Intellectual Property

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